Exhibit 10.2
ISABELLA BANK CORPORATION
RESTRICTED STOCK PLAN

AWARD AGREEMENT
FOR
JAE EVANS

JUNE 24, 2020

This Award Agreement is entered into effective as of June 24, 2020, by Jae Evans (the “Grantee”) and the Company (as defined in the Plan) pursuant to the Isabella Bank Corporation Restricted Stock Plan (“Plan”), as amended from time to time.
1.    Agreement. The Grantee and the Company agree to be bound by the terms of the Plan and the terms of this Award Agreement with respect to the Award represented by any and all Restricted Shares issuable pursuant to this Award Agreement. The terms of the Plan are incorporated into this Award Agreement by reference. Capitalized terms not otherwise defined in this Award Agreement have the meaning given in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall control except as specifically provided otherwise in the Plan. The terms of this Award Agreement do not affect and are not affected by any other Award Agreements under the Plan.
2.    Restricted Share Award. Isabella Bank Corporation hereby grants to the Grantee a number of Restricted Shares with a value (determined as of the Award payout date) equal to 40% of Grantee’s annual salary pursuant and subject to the terms of the Plan and this Award Agreement. The number of Restricted Shares granted under this Award Agreement is subject to adjustment as provided in the Plan.
3.    Grant Date. The grant date of this Award is June 24, 2020.
4.    Grant Conditions. The grant of the Restricted Shares is subject to the grant conditions set forth in Appendix A. The Restricted Shares will be issued only upon the satisfaction of the grant conditions set forth in Appendix A. If the grant conditions set forth in Appendix A are not satisfied as required in Appendix A, then this Award and the grant of the Restricted Shares shall lapse. Further, if the Grantee satisfies the grant conditions but prior to the end of the applicable Plan Year terminates employment with the Company this Award and the grant of the Restricted Shares shall lapse unless the Grantee: (a) Separates from Service due to Retirement; or (b) terminates employment with the Company due to death or Disability, in which case the number of Restricted Shares issued hereunder shall equal the number of Restricted Shares otherwise issuable, multiplied by a fraction the numerator of which is the number of days the Grantee was actively employed during the Plan Year and the denominator is 365.
5.    Vesting Conditions. (Choose 1 of the 2 options noted below)
[ ] The Plan’s default vesting rules in Section 4.2 will apply to the Grantee’s Restricted Shares. No special vesting schedule will apply.

[x] The vesting of the Restricted Shares is subject to the vesting conditions set forth in Appendix B. The Restricted Shares will be issued only upon the satisfaction of the vesting conditions set forth in Appendix B. If the vesting conditions set forth in Appendix B are not satisfied as required in Appendix B, then this Award and the vesting of the Restricted Shares shall lapse.
6.    Clawback. In the event that the Committee determines, in its sole discretion, that a Clawback Event has occurred and that the Grantee was issued, is entitled to be issued, or has vested with respect to Restricted Shares or another benefit under the Plan or this Award Agreement that exceeds what the Grantee would have been issued or to which the Grantee would have been entitled, or in which the Grantee would have vested had the Clawback Event not occurred, then the Committee may require the Grantee to forfeit the Restricted Shares or other benefit or repay to the Company the value of Restricted Shares that are no longer owned by the Grantee that the Committee determines, in its sole discretion, to have been excessive. A “Clawback Event” has occurred if the Committee determines, in its sole discretion, that (a) the Company is required to issue a material restatement of its financial statements; (b) the financial information or performance metrics used to determine the amount or attainment of a Grant are materially inaccurate, in each case regardless of individual fault; (c) the Grantee has engaged in intentional misconduct; (d) the Grantee has committed an ethical or criminal violation; (e) the Grantee’s conduct is not in good faith and materially disrupts, damages, impairs or interferes with the business of the Company and/or its Affiliates; or (f) the Company is otherwise required by applicable law to recoup. The Committee shall have sole discretion to determine whether, and to what extent, to enforce this Section 6, and may make determinations that are not uniform among the Company’s employees, and the Grantee shall be bound by the Committee’s determination, which shall be final when made.
7.    Definition of Cause. With respect to the Grantee, “Cause” for purposes of the Plan has the meaning given in any employment agreement between the Grantee and the Company, but if the Grantee is not a party to an employment agreement with the Company in which “Cause” is defined, the term “Cause” means the existence of any of the following circumstances:
a.    the conviction of the Grantee by a court of competent jurisdiction of, or the Grantee’s guilty plea or plea of no lo contendere to, any (1) felony or (2) crime that involves moral turpitude;
b.    the Grantee’s gross failure or gross refusal to perform the usual and customary duties of the Grantee’s employment;
c.    the Grantee’s material breach of any agreement between the Grantee and the Company, or of the Grantee’s responsibilities and obligations as communicated to the Grantee by the Grantee’s superiors or as set forth in any employment agreement, job description, or Company policy or procedure;
d.     the Grantee’s theft, embezzlement, or misappropriation from the Company; or
e.    conduct by the Grantee that is unprofessional, unethical, immoral, dishonest, or fraudulent, or which significantly discredits the Company’s reputation.

8.     Tax Consequences. Grantee has reviewed with his or her own tax advisors the U.S. federal, state and local tax consequence of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Grantee relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
9.     Death of Grantee. Any distribution or delivery to be made to Grantee under this Award Agreement will, if Grantee is then deceased, be made to Grantee’s designated beneficiary, or if no beneficiary survives Grantee, the administrator or executor of Grantee’s estate.
10.    Tax Obligations.
a.     Grantee acknowledges that, regardless of any action taken by the Company, the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Shares, including without limitation, (i) all federal, state and local taxes (including the Grantee’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or other payment of tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee, (ii) the Grantee’s filing of an 83(b) election with respect to the Restricted Shares, or the sale of Restricted Shares, and (iii) any other Company taxes the responsibility for which the Grantee has, or has agreed to bear, with respect to the Restricted Shares (collectively, the “Tax Obligations”), is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company. Grantee further acknowledges that the Company (A) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the filing of an 83(b) election with respect to the Restricted Shares, the subsequent sale of Restricted Shares acquired pursuant to this Award Agreement and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award of Restricted Shares to reduce or eliminate Grantee’s liability for Tax Obligations or achieve any particular tax result. If Grantee fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Grantee acknowledges and agrees that the Company may refuse to issue or deliver the Restricted Shares. Grantee understands that Code Section 83 taxes as ordinary income the difference between the purchase price, if any, for the Restricted Shares and the fair market value of the Restricted Shares as of each vesting date. If Grantee is a U.S. taxpayer, Grantee understands that Grantee may elect, for purposes of U.S. tax law, to be taxed at the time the Restricted Shares are issued rather than when such Restricted Shares vest by filing an election under Code Section 83(b) (the “83(b) Election”) with the IRS within thirty (30) days from the issue date of the Restricted Shares.
b.     Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Restricted Shares may be issued unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Grantee with respect to the payment of all Tax Obligations. Prior to vesting of the Restricted Shares, Grantee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations. Pursuant to such procedures as the Committee may specify from time to time, the Company shall withhold the amount required to be withheld for the payment of Tax Obligations. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Grantee to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Restricted Shares having a fair market value equal to the minimum amount that is necessary to met the withholding requirement for such Tax Obligations (or such greater amount as Grantee may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Grantee’s wages or other cash compensation paid to Grantee by the Company, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Restricted Shares otherwise deliverable to Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Grantee may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Restricted Shares otherwise deliverable to Grantee. If Grantee fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Shares otherwise are scheduled to vest or at the time Grantee files a timely 83(b) Election with the IRS, Grantee will permanently forfeit such Restricted Shares and any right to receive Restricted Shares hereunder and such Restricted Shares will be returned to the Company at no cost to the Company. Grantee acknowledges and agrees that the Company may refuse to deliver the Restricted Shares if such Tax Obligations are not paid at the time they are due.
11.    Amendment. The Plan’s amendment and termination provisions in Article VI apply to this Award Agreement, as well. In addition, the Grantee and the Company may agree to amend this Award Agreement.

[Signature Page Follows]

This Award Agreement is effective upon the execution by the Grantee and by the Company.

GRANTEE

Date:	June 24, 2020	/s/ Jae Evans
Jae Evans

ISABELLA BANK CORPORATION

Date:	June 24, 2020	By:	/s/ David J. Maness

		Name:	David J. Maness

		Title:	Chairman

ISABELLA BANK

Date:	June 24, 2020	By:	/s/ David J. Maness

		Name:	David J. Maness

		Title:	Chairman

[Signature Page to Award Agreement]

APPENDIX A

Grant Conditions

Stock award with a maximum potential of 40% of annual salary:

			Incentive Achieved
	Budget	Weight	20%	40%
Return on average equity	7.37%	50%	7.80%	8.58%
Total shareholder return		50%	7.00%	11.00%
		100%

Please note: It shall be a condition to issuance of earned Restricted Shares that the Grantee be actively employed with the Company on the Award payout date; provided however, the active employment requirement shall not apply to a Grantee who Separates from Service due to Retirement or terminates employment with the Company due to death or Disability prior to the Award payout date.

APPENDIX B

Vesting Conditions

3-Year Cliff Vesting:

Grantee shall be 0% vested in the Restricted Shares until the third anniversary of the Award payout date. As of the third anniversary of the Award payout date the Grantee shall be 100% vested in the Restricted Shares, provided Grantee is an employee of the Company as of that date.

Additional Vesting Rules:

Grantee shall also vest 100% in the Restricted Shares if prior to the third anniversary of the Award payout date:

(i)	Grantee incurs a Separation from Service due to Retirement;

(ii)	Grantee incurs an involuntary Separation from Service without Cause;

(iii)	Grantee dies or becomes Disabled while an employee of the Company; or

(iv)	there is a Change in Control that occurs while the Grantee is an employee of the Company.

Grantee further acknowledges and agrees that this grant is subject to the further requirement that Grantee maintain a Share ownership level of 1.0x base salary, which shall include all Shares owned by Grantee and unvested Restricted Shares. Grantee shall have a grow-in period of five years to attain this ownership level. Until said ownership level is attained Grantee shall retain all vested shares of Restricted Shares received under the Plan, except for those Shares used by Grantee to pay any applicable taxes under the Plan.